Exhibit 99.1

News from AEP

MEDIA CONTACT:	ANALYSTS CONTACT:
Tammy Ridout	Darcy Reese
Managing Director, External Communications	Vice President, Investor Relations
614/716-2347	614/716-2614

FOR IMMEDIATE RELEASE

AEP Names Seasoned Energy Executive Trevor Mihalik Executive Vice President & Chief Financial Officer

COLUMBUS, Ohio, Jan. 7, 2025 – American Electric Power (Nasdaq: AEP) has named Trevor I. Mihalik executive vice president and chief financial officer effective Jan. 20. He will succeed Chuck Zebula, who will serve as senior advisor to the chief executive officer before retiring in March. Mihalik’s previous experience includes roles as group president, CFO, controller and chief accounting officer at Sempra. He will report to Bill Fehrman, AEP president and chief executive officer.
Mihalik will be responsible for AEP’s accounting and tax, treasury and risk, corporate planning and budgeting, investor relations, procurement, supply chain, strategy, and corporate regulatory functions.
“As the demand for energy increases, AEP is committed to delivering on our promises to regulators, customers and investors by improving our operating performance and executing our multibillion-dollar capital plan,” Fehrman said. “Trevor’s diverse background of experience, deep industry knowledge and energetic leadership style will help us achieve these strategic goals. He is a proven leader who immediately will add tremendous strength and focus to our senior leadership team as well as our internal succession planning. We look forward to having Trevor on the team and leveraging his insights to deliver results for our regulators, customers and shareholders.”
“AEP is a leader in the utility space and has robust long-term growth potential,” Mihalik said. “I am grateful for this opportunity to join a dynamic team focused on positioning the company for future success, and I am committed to continuing this momentum to create value for all our stakeholders.”

“Chuck has been a tremendous leader at AEP for more than 25 years and has brought value and expertise to every role he has taken on. His steady leadership will be missed, and we are thankful he will serve in an advisor role until his expected retirement in March to ensure a smooth transition,” Fehrman said.
Mihalik has worked in the energy industry for more than 34 years and has extensive experience in finance, enterprise risk and business operations. He most recently served as the group president of Sempra, where he was responsible for all aspects of the company’s San Diego Gas and Electric and Southern California Gas Company subsidiaries. He held several leadership roles in Sempra’s finance organization during his more than 12 years with the company, including executive vice president and chief financial officer and senior vice president, controller and chief accounting officer. Prior to joining Sempra, Mihalik led the finance teams of Iberdrola Renewables Holdings, Inc., Chevron Natural Gas and Bridgeline Holdings, L.P., a joint venture owned by Chevron and Targa Resources. He began his career with PricewaterhouseCoopers in their assurance business.
He chairs the finance committee for the board of directors of the WD-40 Company. Mihalik received his bachelor’s degree in accounting from Creighton University and his master’s degree in business administration from Rice University. He is a certified public accountant in the state of Texas.

About AEP

Our team at American Electric Power (Nasdaq: AEP) is committed to improving our customers' lives with reliable, affordable power. We are investing $54 billion from 2025 through 2029 to enhance service for customers and support the growing energy needs of our communities. Our nearly 16,000 employees operate and maintain the nation's largest electric transmission system with 40,000 line miles, along with more than 225,000 miles of distribution lines to deliver energy to 5.6 million customers in 11 states. AEP also is one of the nation's largest electricity producers with approximately 29,000 megawatts of diverse generating capacity. We are focused on safety and operational excellence, creating value for our stakeholders and bringing opportunity to our service territory through economic development and community engagement. Our family of companies includes AEP Ohio, AEP Texas, Appalachian Power (in Virginia, West Virginia and Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana, east Texas and the Texas Panhandle). AEP also owns AEP Energy, which provides innovative competitive energy solutions nationwide. AEP is headquartered in Columbus, Ohio. For more information, visit aep.com.
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